EXHIBIT 10.1

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, AZ 85008

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

Confidential Communication

October 27, 2006

Peter Green

3532 E. Kachina Drive

Phoenix, Arizona 85044

Re: Transition and Separation Agreement

Dear Peter:

As you know, November 30, 2006 will be your last day of employment with Semiconductor Components Industries, LLC (collectively, “Company,” “us” or “we”). Between the current date and November 30, 2006, you have stated that you will assist us with leadership transition. You and we have reached agreement with regard to this transition and your severance benefits upon your ultimate separation from the Company.

This letter agreement (“Letter Agreement”) is intended to formalize our mutual understanding with regard to the transition and your severance benefits. In addition, this Letter Agreement delineates certain other understandings between you and the Company.

1.	You acknowledge that effective October 31, 2006, you are no longer the Company’s Senior Vice President and General Manager, Digital and Consumer Products Group, and as of the date of this Letter Agreement through November 30, 2006 (“Transition Period”), subject to this Letter Agreement, you will assist us with the leadership transition and other projects as requested or specified by us in our sole and absolute discretion.

2.	During the Transition Period, you will remain an employee of the Company at your current base salary of $332,500 per annum and your current benefits (i.e., medical benefits, eligible for bonus plan and 401(k) participation, etc.). Your unvested options will also continue to vest as an employee.

3.

You and we agree that your employment with the Company shall terminate effective November 30, 2006 (“Termination Date”) and after the Termination Date, but no later than the close of business on December 7, 2006, you and we shall execute the separation agreement (“Separation Agreement”) attached hereto as Exhibit A, including its waiver

Green Termination Letter

October 27, 2006

and release provisions. You acknowledge that you have read and understand the Separation Agreement. Among other things, the Separation Agreement provides that, upon its effectiveness and pursuant to its terms:

(i) Base Salary Related Payments. You will receive a series of severance payments totaling $166,250, subject to applicable tax and payroll deductions, representing six (6) months of your annual base salary as of the Termination Date. This amount would be paid by us in accordance with our ordinary payroll practices for base salaries.

(ii) ONcentive Bonus. You will be eligible to receive your “ONcentive” bonus payment under the ON Semiconductor 2002 Executive Incentive Plan for the performance cycle for the second half of 2006 (“H2-06 Performance Cycle”), prorated for your period of employment with the Company during the H2-06 Performance Cycle (i.e., through November 30, 2006), subject to ONcentive bonuses being earned and paid to the Company’s employees for the H2-06 Performance Cycle and further subject to applicable tax and payroll deductions. Any such bonus would be paid to you when bonuses are paid to active employees under ONcentive for the H2-06 Performance Cycle.

(iii) Health and Medical Benefits. You may elect to continue your health insurance benefits for you and your immediate family as provided under Section 4980B of the Internal Revenue Code of 1986 and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”). The Company will then, at our option, pay directly or reimburse you for the cost of such COBRA benefits for a period of up to six (6) months from your Termination Date. If you become eligible for medical benefits in connection with new employment during this period, the coverage and payment/reimbursement provided by us under this subsection will terminate immediately.

(iv) Outplacement Services. Within fifteen (15) days following the Termination Date, ON shall pay you $5,000 in lieu of providing any executive or other similar outplacement services.

The Separation Agreement also contains various restrictive covenants, and a waiver and release.

4.	Upon execution of this Letter Agreement, you agree to sign and return to us a resignation letter in the form of the letter attached hereto as Exhibit B.

5.

You understand and agree that neither the granting of any benefits set forth in this Letter Agreement, nor this Letter Agreement, shall constitute or be evidence of any agreement or understanding, either expressed or implied, on the part of the Company to employ you for any definite period of time. During the Transition Period, you are an “at-will” employee, which means that you or the Company may terminate the employment relationship at any time and for any reason, with or without notice and with or without cause and you will only be entitled to the amounts specified in your Separation

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Green Termination Letter

October 27, 2006

Agreement, subject to this agreement becoming effective. Specifically, the Transition Period may be shortened by the Company in its sole discretion at any time and for any reason.

6.	You agree and acknowledge that this Letter Agreement contains all of the terms of your transition with and separation from the Company and that you have not relied on any oral or written representations that are not explicitly set forth in this Letter Agreement in deciding whether to accept these arrangements.

7.	This Letter Agreement may be executed in two or more counterpart, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same documents. A facsimile of a signature shall be deemed to be and have the same force and effect as an original.

Please acknowledge your agreement to the foregoing by signing in the appropriate space below. This Letter Agreement shall be effective as of October 27, 2006 provided that it is executed by each of the parties hereto.

Very truly yours,

Semiconductor Components Industries, LLC

/S/ George “Sonny” Cave
George “Sonny” Cave
Senior Vice President and General Counsel

Accepted and Agreed to as of the date first written above:

/S/ Peter Green
Peter Green

Enclosures:	Exhibit A – Separation Agreement
Exhibit B – Resignation Letter

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Exhibit A

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made and entered into as of                          , 2006 by and between Peter Green (“you”), a resident of the state of Arizona, and Semiconductor Component Industries, LLC, doing business as ON (“ON”), a Delaware limited liability company, with its principal place of business in Phoenix, Arizona.

You and ON have agreed that your employment will conclude as provided in this Agreement and, in connection with the termination of your employment, ON has agreed to provide you with certain payments and other benefits to which you would not be entitled absent your execution of this Agreement. Further, you and ON desire to settle any and all disputes related directly or indirectly to your employment by ON and/or your termination from employment, in accordance with the terms and conditions set forth in this Agreement. Therefore, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and ON agree as follows:

1. Termination of Employment. Your employment with ON is terminated effective November 30, 2006 (“Termination Date”). Except as otherwise provided in this Agreement or as set forth in the applicable employee benefit plan, all of your privileges as an ON employee will end as of the close of business on the Termination Date.

2. ON’s Severance Commitment and Other.

(a) In exchange for your agreement to abide by the commitments set forth in this Agreement and upon its effectiveness, ON will provide you with the following severance benefits in consideration for, among other things, your effective waiver and release in paragraph 9 hereof:

(i) Base Salary Related Payments. Pursuant to this Agreement, ON shall pay you a series of severance payments totaling $166,250, subject to applicable tax and payroll deductions, representing six (6) months of your annual base salary as of the Termination Date. This amount shall be paid in accordance with ON’s ordinary payroll practices for base salaries in effect from time to time and such payments shall begin as soon as practicable after the Effective Date (as defined in paragraph 10 hereof) of this Agreement.

(ii) ONcentive Bonus. You will be eligible to receive your “ONcentive” bonus payment under the ON Semiconductor 2002 Executive Incentive Plan for the performance cycle for the second half of 2006 (“H2-06 Performance Cycle”), prorated for your period of employment with ON during the H2-06 Performance Cycle (i.e., through November 30, 2006), subject to ONcentive bonuses being earned and paid to ON employees for the H2-06 Performance Cycle and, further subject to applicable tax and payroll deductions. Any such bonus would be paid to you when bonuses are paid to active employees under the ONcentive program and related bonus plans for the H2-06 Performance Cycle.

(iii) Health and Medical Benefits. If you elect continuation of health insurance benefits for you and your immediate family as provided under Section 4980B of the Internal Revenue Code of 1986 and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), ON shall, at its option, pay directly or reimburse you for the cost of such COBRA benefits for a period of up to six (6) months from your Termination Date. ON will make these benefits available to you as soon as possible after the Effective Date of this Agreement. If you become eligible for medical benefits in connection with new employment during this period, the coverage and payment/reimbursement provided by ON under this subsection shall terminate immediately. You agree that you will notify ON promptly of your subsequent employment and eligibility for benefits.

(iv) Outplacement Services. Within fifteen (15) days following the Termination Date, ON shall pay you $5,000 in lieu of providing any executive or other similar outplacement services.

(b) Any stock options will become vested at their normal vesting dates until your Termination Date, at which time all non-vested stock options shall be forfeited. You will have the right to exercise any vested options within ninety (90) days after the end of the Termination Date.

(c) ON will pay you your base salary that is accrued but not yet paid through the Termination Date, and will also pay you your accrued and unused vacation balance, if any, subject to applicable tax and payroll deductions, within three (3) business days of your Termination Date.

(d) Except as provided above, you acknowledge that you have received all other compensation and benefits due and owing to you from ON and that you have no further claim to any compensation or employee benefits from ON. You acknowledge that you are only entitled to the severance benefits in paragraph 2(a) upon the Effective Date of this Agreement and that these severance benefits constitute consideration in addition to anything of value to which you would otherwise be entitled if you did not sign the Agreement and allow it to become effective.

3. Your Death. In the event of your death prior to the date any of the payments provided hereunder become due and payable, ON agrees that such amounts will be paid to your beneficiaries or estate, as applicable, to the extent they would otherwise have been paid to you.

4. Unemployment Compensation. ON agrees not to challenge your entitlement to unemployment compensation benefits as provided by law.

5. Confidential Information. Except to the extent this Agreement is or becomes publicly available (other than as a result of a disclosure by you or one of your representatives), you agree to keep the terms of the Agreement wholly and completely confidential. Subject to the preceding sentence, you agree in this regard not to disclose the amount, terms, substance, or contents of this Agreement to any person or persons, excluding only family members in your immediate household, your attorneys and/or your tax advisors, and any government agency to which you may be required by law to reveal the terms of this Agreement. Confidentiality is a material term of this Agreement to ON, such that a violation will discharge ON’s payment obligations, and entitle ON to reimbursement of payments made in reliance on this confidentiality provision. You acknowledge that in the course of your employment with ON you have had access to Confidential Information (as defined below) and attorney-client privileged information and communications relating to business affairs of ON and/or ON Affiliated Entities (as defined below). You agree that you will maintain the confidentiality of ON’s Confidential Information and attorney-client privileged information and communications. You agree that at no time following your execution of this Agreement, will you disclose, use or otherwise make available to any person, company or other party Confidential Information or attorney-client privileged information and communications. This Agreement shall not limit any obligations you have under any other ON or ON Affiliated Entities confidentiality agreement or applicable federal or state law. “Confidential Information” means any ON and/or ON Affiliated Entities proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, marketing plans, products, services, customer lists and customers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, financial or other business information disclosed to you by ON or ON Affiliated Entities either directly or indirectly in writing, electronically, orally or by drawings or observation of parts or equipment.

6. Return of ON Property. You acknowledge that on or prior to your last day of active employment, you returned all property owned by ON which was in your possession, including, but not limited to, any and all (originals and copies, if any) Confidential Information, attorney-client privileged information and communications, company credit card (or credit card on which ON is a guarantor), laptop computer, telephone, pager, fax, printer, documents, magnetic media or data, passwords and access codes.

7. Waiver and Release. In consideration for the severance benefits set forth in paragraph 2(a) of this Agreement, you agree to and hereby do fully release and forever discharge the Released Parties (as defined below in this paragraph 7) from, and waive any and all claims asserting, liability for damages or remedies or claims of any kind arising out of any action, inaction, decision, or event occurring through the date of your execution of this Agreement:

•	ON, and its predecessor companies;

•	All companies owned by, connected with, or affiliated with ON, including its sole member, ON Semiconductor Corporation (“ON Affiliated Entities”); and

•	Current and former directors, officers, managers, employees, shareholders, insurers, legal counsel, auditors, advisors and agents of ON and any of ON Affiliated Entities.

With all of the above collectively referred to as “Released Parties.”

You understand that you are giving up any and all manner of actions or causes of actions, suits, debts, claims, complaints, or demands of any kind whatsoever with respect to the Released Parties, whether direct or indirect, fixed or contingent, known or unknown, in law or in equity, that you have or may have arising under or based on, but not limited to, the:

•	Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act;

•	Americans with Disabilities Act;

•	Employee Retirement Income and Security Act;

•	Fair Labor Standards Act;

•	Family and Medical Leave Act;

•	National Labor Relations Act;

•	Occupational Safety and Health Act;

•	Rehabilitation Act;

•	Title VII, as amended by the Civil Rights Act of 1991;

•	Worker Adjustment and Retaining Notification Act of 1988; and/or

•	Any other federal, state or local law, including any attorneys’ fees that could be awarded in connection with these or any other claims.

You further understand that this Agreement extends to, but is not limited to, all claims that you have or may have in contract or tort theories with respect to the Released Parties. This includes, but is not limited to, the following potential claims:

•	Wrongful discharge, or wrongful discharge in violation of public policy;

•	Breach of contract, breach of an express or implied promise, breach of the implied covenant of good faith and fair dealing, or breach of fiduciary duty;

•	Interference with contractual relations;

•	Promissory estoppel;

•	Breach of employee handbooks, manuals or other policies;

•	Assault or battery;

•	Intentional or negligent misrepresentation, or fraud;

•	Retaliation, or intentional or negligent infliction of emotional distress;

•	Defamation (including all forms of libel, slander, and self-defamation);

•	Negligent hiring, retention or supervision; and/or

•	Any other claim otherwise based on any theory, whether developed or undeveloped, arising from or related to your employment or the termination of your employment with ON, or any other fact or matter occurring prior to your execution of this Agreement.

Your release of claims, as set forth above, is not intended to and does not waive or release your rights to claims arising after your execution of this Agreement, or to rights to seek post-termination insurance continuation or other post-termination benefits under “COBRA”, “ERISA”, or other state or federal laws or regulations relating to insurance continuation rights or other vested benefits, or any other vested rights, if any, which you have pursuant to ON’s qualified or non-qualified employee benefit plans, 401(k) plans or other retirement plans, as applicable. Similarly, nothing in this Agreement shall prevent you from challenging the validity of the waiver(s) and release(s) in a charge with an appropriate agency (which ON reserves the right to contest); provided however, that all of ON’s obligations under this Agreement, including the severance benefits pursuant to paragraph 2(a) of this Agreement, are conditioned upon the validity and full effectiveness of such waiver(s) and release(s). To the extent not prohibited by law, you agree that in the event of the waiver(s) and release(s) are deemed unenforceable or ineffective in any respect, ON will be entitled to repayment of all moneys paid to you under paragraph 2(a) this Agreement.

8. Consideration Period. You have been informed that the terms of this Agreement shall be open for consideration by you for a period of at least twenty-one (21) calendar days after the date you received this Agreement, during which time you may consider whether or not to accept this Agreement and you are advised that you should seek legal counsel to advise you of your rights. You further understand that you are not required to take the entire twenty-one (21)

day period to decide whether you wish to execute the Agreement and that you may do so on an accelerated basis without prejudice to your own rights or the rights of ON under this Agreement.

9. Right to Revoke. You understand that you have the right to rescind this Agreement for any reason by informing ON in writing of your intent to rescind this Agreement within seven (7) calendar days after you sign it. You understand that this Agreement will not become effective or enforceable unless and until you execute the Agreement and the applicable revocation period has expired. Any such revocation must be in writing and hand-delivered to the person listed below or, if sent by mail or other means, must be carrier-confirmed to have been received by such person within the applicable 7 day time period, and addressed as follows:

G. Sonny Cave

Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary

ON Semiconductor Corporation

5005 E. McDowell Road, MD A700

Phoenix, AZ 85008

Facsimile: 602-244-5500

If you exercise your right to revoke hereunder, you shall forfeit your right to receive any of the severance benefits set forth in paragraph 2(a) of this Agreement and to the extent related benefits have already been received, you agree that you will immediately reimburse ON for the amounts of such benefits.

10. Effective Date. This Agreement shall become effective, enforceable and irrevocable on the eighth (8th) day after the date on which it is executed by you and returned to the person named in paragraph 9 above; provided, however, only if the Agreement has not been rescinded by you under the procedures set forth in paragraph 9 (“Effective Date”).

11. Non Solicitation and Non-Interference. For six (6) months following the Termination Date, you will not, directly or indirectly through any entity, employee, agent, consultant, or any other person working for or on behalf of any organization with which you are directly or indirectly affiliated, engage in any of the conduct set forth below, which you agree and acknowledge would damage legitimate business interests of ON which are appropriately protected by these restrictions. No non-compete provision is included in this Agreement since ON is instead relying on the below non-interference restrictions on you.

(a) You shall not call upon or solicit for business any client, customer, supplier, distributor, broker, contractor or other business partner of ON or any of the ON Affiliated Entities, with which/whom you had any contact in your capacity as an employee of ON within the eighteen (18) month period immediately preceding the Termination Date (“Protectable Business Relationships”) with the purpose, effect, or potential of: (i) doing or planning any business or transactions related to products or services that are the same, similar, competitive with, or related to services or products provided by ON, or planned to be provided by ON, as of the Termination Date, or (ii) in any way interfering with, or reducing the amount or value of, business or transactions that any Protected Business Relationship transacts with ON.

(b) You shall not accept work, product orders, contracts or any other pecuniary benefit from any of the Protected Business Relationships related to or arising from activities, products or services that are the same, similar, competitive with, or related to services or products provided by ON, or planned to be provided by ON, as of the Termination Date.

(c) You shall not hire, engage or solicit for employment or similar engagement any person who was known to you to have been employed or engaged by ON or any of the ON Affiliated Entities within the eighteen (18) months preceding the termination of your employment with ON.

Should a situation arise that may cause you to feel that your activities may violate this paragraph, you shall seek written consent from the Chief Executive Officer of ON, who will make himself available to you on reasonable notice to consider whether ON wishes to restrict such activity under this paragraph. You agree to promptly make any employer aware of each of the provisions in this paragraph 11 while it is in effect.

12. Non-Disparagement. You and ON, when acting through its Chief Executive Officer and any person holding the title of Senior Vice President and above, mutually agree to refrain from making any derogatory or disparaging statements concerning you and ON and any of the Released Parties to any third party. The Parties agree that it is in their best interests to maintain an amicable termination and post-termination relationship. The Parties further agree that they will cooperate with each other in refuting any derogatory or disparaging statement made by any third party made in respect of you or ON or its affiliates or their directors, members, officers or executives. Subject to applicable privileges, nothing in this Agreement shall be construed to limit, impede or impair the right of any party to communicate with government agencies regarding matters that are within the jurisdictions of such agencies.

13. No Admission. This Agreement is not an admission by ON, any of the ON Affiliated Entities, or any other ON affiliate that any of their respective actions or inactions is unjustified, unwarranted, discriminatory, wrongful or in violation of any federal, state or local law and this Agreement shall not be interpreted as such. ON, all ON Affiliated Entities and other ON affiliates disclaim any liability to you or any other person on the part of itself and/or its current or former directors, officers, employees, representatives, and agents. This Agreement is offered pursuant to Rule 408 of the Federal Rules of Evidence (or similar state law rules or policies), and neither this Agreement nor the offer of this Agreement shall be admissible in any proceeding other than an action to enforce its terms.

14. Effect of Breach. A breach of any provision of this Agreement may give rise to a legal action. In the event that you breach any provision of this Agreement, ON will have no further obligation under paragraph 2(a) of this Agreement. You agree that in the event of your breach, ON will be entitled to repayment of all moneys paid to you under paragraph 2(a) this Agreement. The prevailing party in any action based on a breach of this Agreement will be entitled to recover its costs and reasonable attorneys’ fees.

15. No Adequate Remedy. You agree that it is impossible to measure in money all of the damages which will accrue to ON by reason of your breach of any of your obligations under this Agreement. Therefore, if ON shall institute any action or proceeding to enforce the provisions hereof, you hereby waive the claim or defense that ON has an adequate remedy at law, and you shall not raise in any such action or proceeding the claim or defense that ON has an adequate remedy at law.

16. No Assignment. This Agreement is personal to you and may not be assigned by you. You represent that none of the claims under this Agreement have been assigned by you or your community, or by operation of law.

17. Governing Law, Etc. & Enforceable Contract. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without reference to its principles of conflicts of law. Any claim or cause of action brought under this Agreement, or that requires interpretation or application of this Agreement, must be brought in the state or federal courts sitting in Maricopa County, Arizona.

18. Entire Agreement. You agree that this Agreement contains the entire agreement between you and ON with respect to the subject matter hereof and there are no promises, undertakings or understandings outside of this Agreement, except as specifically set forth otherwise herein. This Agreement supersedes all prior or contemporaneous discussions, negotiations and agreements, whether written or oral. Any modification or addition to this Agreement must be in writing, signed by an officer of ON and you.

19. Counterparts & Facsimile. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one of the same Agreement. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

20. Acknowledgment. You affirm that you received this Agreement on                          , 2006 that you have read this Agreement, and have had adequate time to consider the terms of the Agreement. Further, you have been advised that you should consult with an attorney prior to signing this Agreement. You acknowledge that you have carefully read this Agreement, the provisions of this Agreement are understandable to you and to the extent that you have not understood any section, paragraph, sentence, clause or term, you have taken steps to ensure that it was explained to you. You have entered into this Agreement freely and voluntarily.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

Peter Green	Semiconductor Components Industries, LLC

By:
	Name:	George “Sonny” Cave
	Its:	Senior Vice President and General Counsel

Date: , 2006	Date: , 2006

Exhibit B

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, AZ 85008

Confidential Communication

October 27, 2006

Mr. George “Sonny” Cave

Senior Vice President, General Counsel,

    Chief Compliance and Ethics Officer and Secretary

ON Semiconductor Corporation

5005 E. McDowell Road

Phoenix, Arizona 85008

Dear Mr. Cave:

I hereby voluntarily resign from all officer positions, which I hold with ON Semiconductor Corporation and Semiconductor Components Industries, effective as of October 31, 2006. Positions and memberships from which I resign include, but are not limited to, the following:

ON Semiconductor Corporation

Senior Vice President and General Manager, Digital and Consumer Products Group

Semiconductor Components Industries, LLC

Senior Vice President and General Manager, Digital and Consumer Products Group

I also agree to promptly provide any other documents necessary to effectuate the resignation(s) referred to in this letter and other resignations from other ON Semiconductor Corporation subsidiaries and affiliates.

Sincerely,

Peter Green

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